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             [AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. LETTERHEAD]




                                 April 18, 2001






AdvancePCS
5215 North O'Connor Blvd.
Suite 1600
Irving, TX 75039

         Re:      Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as counsel to AdvancePCS, a Delaware corporation (the "COMPANY"), and as special counsel to the Company's subsidiary guarantors ("SUBSIDIARY GUARANTORS") as set forth on Exhibit A hereto, in connection with the registration, pursuant to a registration statement on Form S-4 (as may be amended, the "REGISTRATION STATEMENT"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "ACT"), of the offer by the Company to exchange (the "EXCHANGE OFFER") its outstanding 8 1/2% Senior Notes due 2008 (including the subsidiary guarantees thereto, the "OLD NOTES") for (i) an equal principal amount of up to $200,000,000 aggregate principal amount of 8 1/2% Senior Notes due 2008 (the "EXCHANGE NOTES") to be issued under an Indenture (the "INDENTURE") entered into by the Company and U.S. Trust Company of Texas, N.A., as Trustee, and (ii) Subsidiary Guarantees of the Exchange Notes (the "SUBSIDIARY GUARANTEES"), which Exchange Notes and Subsidiary Guarantees have been registered under the Act.

         We have examined originals or certified copies of such corporate records of the Company and Subsidiary Guarantors and other certificates and documents of officials of the Company and Subsidiary Guarantors, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.



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AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
AdvancePCS
April 18, 2001
Page 2


         Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

         1. The Exchange Notes have been duly authorized by all necessary corporate action on the part of the Company and, when executed by the Company, authenticated by the Trustee and delivered and exchanged for Old Notes in accordance with the Indenture and the Exchange Offer, will be valid and binding obligations of the Company and entitled to the benefits of the Indenture.

         2.       The Indenture is an obligation of the Company.

         3. Each Subsidiary Guarantee has been duly authorized and, when delivered and exchanged for Old Notes, will be a valid and binding obligation of the respective Subsidiary Guarantor.

         The opinions and other matters in this letter are qualified in their entirety and subject to the following:

         A. We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions ("LAWS") of the State of New York and the Delaware General Corporation Law.

         B. This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

         C. The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of the courts to award damages in lieu of equitable remedies; and (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution. We express no opinion as to the enforceability of Section 4.06 of the Indenture.



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AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
AdvancePCS
April 18, 2001
Page 3

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,




                                    AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

Enclosure


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                                    EXHIBIT A

                              SUBSIDIARY GUARANTORS


AdvancePCS, L.P.
AdvancePCS Research, L.L.C.
AdvanceRx.com, L.P.
ADVP Consolidation, L.L.C.
ADVP Management, L.P.
Ambulatory Care Review Services, Inc.
Baumel-Eisner Neuromedical Institute, Inc.
FFI Rx Managed Care, Inc.
First Florida International Holdings, Inc.
HMN Health Services, Inc.
PCS Health Systems, Inc.
PCS Holding Corporation
PCS Mail Services, Inc.
PCS Mail Services of Birmingham, Inc.
PCS Mail Services of Ft. Worth, Inc.
PCS Mail Services of Scottsdale, Inc.
PCS Services, Inc.